Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

BRAINSTORM CELL THERAPEUTICS INC.

a Delaware corporation

Brainstorm Cell Therapeutics Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

The Board of Directors of the Corporation, by unanimous written consent, and the Stockholders of the Corporation, at a duly called and held meeting, duly approved and adopted a resolution, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, to amend the Certificate of Incorporation of the Corporation. The resolution setting forth the amendment is as follows:

RESOLVED: That the Certificate of Incorporation of the Corporation be amended by replacing the first sentence of Article FOURTH thereof with the following:

FOURTH: The Corporation shall have authority to issue Two Hundred and Fifty Million (250,000,000) shares of Common Stock, par value $0.00005 per share (the “Common Stock”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 16th day of September, 2024.

BRAINSTORM CELL THERAPEUTICS INC.

By:	/s/ Chaim Lebovits
Name: Chaim Lebovits
Title: Chief Executive Officer